Exhibit 10.1

October 12, 2020

Mr. Patrick White

Re:     Amendment of Employment Agreement

Dear Patrick:

This letter agreement modifies your Employment Agreement, dated August 15, 2017, as amended on August 13, 2019 and May 19, 2020 (the “Agreement”). In consideration of the mutual promises contained in this letter agreement, VerifyMe, Inc. (“VRME”) and you agree as follows:

1.       The annual Base Salary shall be increased from $200,000 to $280,000 with immediate effect; and

2.       Section 2(a) of the Agreement, shall be amended by adding a new sentence to the end of the existing language as follows:

“The Term shall be automatically extended for a period of not less than 18 months from and after the occurrence of a Change of Control.”; and

3.       Section 6(c)(3) of the Agreement, shall be amended and restated in its entirety as follows:

“(3)     In the event of a Change of Control during the Term, the Executive, upon termination of employment or change in title as outlined in Section 6(c)(1), shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (F) above except the Severance Amount shall equal 18 months of the then Base Salary and the benefits under Section 6(c)(2)(F) shall continue for an 18 month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits under Section 6(c)(2)(F) are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)). In the event of Executive’s death within 12 months following a Change of Control, all payments (in addition and without duplication to payments under subparagraph (a) of this Section) that would have been due for Base Salary under this Agreement through the 18-month anniversary of such Change of Control shall be paid to his surviving spouse, and in the absence of a surviving spouse to his estate, promptly in a lump sum upon the Executive's death. The Executive shall receive 100% of the existing Target Bonus, if any, for that fiscal year when the Change of Control occurs.”

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 | www.verifyme.com OTCQB:VRME

Mr. Patrick White

October 12 , 2020

In all other respects, the Agreement is ratified and confirmed.

Sincerely yours,

VerifyMe, Inc.

/s/ Norman Gardner
By:	Norman Gardner
Chairman

I hereby agree to the foregoing:

/s/ Patrick White
Patrick White

Clinton Square, 75 S. Clinton Ave, Suite 510 | Rochester, NY 14604

Phone: 585-736-9400 | www.verifyme.com OTCQB:VRME